April 22, 2002

A Time To Grow, Inc.
1240 Blalock Rd., Ste. 170
Houston, Texas 77055

Re:  Business Services Contract – H.L. Schulle

Gentlemen:

This Service Agreement is made between A Time To Grow, Inc., (ऺTOG”) 1240 Blalock Road, Ste. 170, Houston, Texas, 77055 and Mr. H.L. Schulle, 7500 San Felipe, Suite 475, Houston, Texas 77063.  The Parties to this Agreement agree as follows:

WHEREAS, H.L. Schulle provides consulting services regarding business development, management efficiencies, corporate planning and strategic corporate implementation, it is, therefore, agreed that:

A Time to Grow, Inc. will issue to and in the name of H.L. Schulle certificates representing 100,000 shares of its common stock par value $0.0001.  (the “Shares”).

Said shares shall represent compensation in full for the consulting services provided to the Company by Mr. Schulle.

A Time To Grow, Inc. will file a registration statement with the Securities and Exchange Commission relating to the shares issued pursuant to this agreement as soon as reasonably practical.

None of the Shares relate to, and no credit shall be allowed with respect to any services rendered in connection with capital raising transactions or the direct or indirect promotion of a market for the Shares.

Please indicate your consent to the foregoing by signing and returning a copy of this letter to the address set forth above.

Very truly yours,

A TIME TO GROW, INC.

By:  __/s/ Jonathan C. Gilchrist, President

Jonathan C. Gilchrist, President